UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section13 OR 15(d)of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 14, 2011

MTS SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-2382	41-0908057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14000 Technology Drive
Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 937-4000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

MTS Systems Corporation (“MTS” or the “Company”) previously reported on March 14, 2011, that MTS had been notified by the U.S. Department of the Air Force that it is temporarily suspended from U.S. Government contracting and from directly or indirectly receiving the benefits of federal assistance programs.  As the Company also previously disclosed, it is being investigated by the U.S. Department of Commerce and the U.S. Department of Justice.  The suspension and the investigation involve the Company’s failure from 2008 to March 2011, to disclose in its Online Representations and Certifications Application (ORCA) relating to U.S. Government contracting that it had pled guilty in 2008 to two misdemeanors in regard to making false statements related to export matters in 2003.  The Company may continue performing work under existing contracts during the suspension period.

While the original response to the suspension was due within 30 days, MTS requested and has been granted additional time to respond.  The Company also recently received an additional administrative subpoena from the Department of Commerce.  While MTS continues to investigate these matters and to respond to the government’s requests, the Company is presently unable to determine the likely outcome or range of loss, if any.  An extended suspension or debarment from contracting with the U.S. Government or related fines or penalties, if any, could have a material adverse effect on MTS’ business.

U.S. Government business is important to MTS and the Company is continuing to cooperate fully.  Although revenue from U.S. Government contracts varies by year, revenue as a percent of the Company’s total revenue during the first half of fiscal 2011 was approximately 5 percent.  A significant portion of this revenue is subject to cancellation for convenience terms, as stipulated by the U.S. Government.  To date, no U.S. Government contract has been cancelled as a result of the suspension.

On April 14, 2011, the Company issued a press release to provide further information regarding these matters.  The press release described in this Item 8.01 is attached hereto as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 – Press Release dated April 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MTS SYSTEMS CORPORATION
(Registrant)

Date: April 14, 2011	By:	/s/ SUSAN E. KNIGHT
Susan E. Knight
Vice President and Chief Financial Officer

MTS SYSTEMS CORPORATION
FORM 8-K REPORT

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated April 14, 2011.